MORNINGSTAR FUNDS TRUST

(each series thereof a “Fund”)

CODE OF ETHICS

BACKGROUND

In accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “IC Act”) Morningstar Funds Trust (the “Trust”), as a registered investment company, is required to adopt a written Code of Ethics (Trust’s Code). The Trust’s Code is designed to prevent “Access Persons” (defined below) from:

i.	Employing any device, scheme or artifice to defraud the Trust;

ii.	Making any untrue statement of material fact to the Trust or omit to state a material fact necessary to make the statements made to the Trust, considering the circumstances under which they are made, not misleading;

iii.	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Trust; or

iv.	Engaging in any manipulative practice with respect to the Trust.

DEFINITIONS

Chief Compliance Officer refers to the person approved by the Trust’s Board of Trustees and responsible for overseeing the compliance policies and procedures adopted pursuant to Rule 38a-1 of the IC Act which includes the Trust’s Code.

Access Person means:

i.	Any Advisory Person of a Fund or of a Fund’s investment adviser.

ii.	Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

Advisory person of a Fund or of a Fund’s investment adviser means:

(i)	Any trustee of the Trust’s Board of Trustees, officer, or employee of the Investment Adviser (or of any company in a control relationship to the Fund or Investment Adviser) who, in connection with her or his regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii)	Any natural person in a control relationship to the Fund or Investment Adviser who obtains information concerning recommendations made to the Fund regarding the purchase or sale of Covered Securities by the Fund.

Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership is applied in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. A person should generally consider herself/himself the beneficial owner of any securities in which she/he has a direct or indirect pecuniary interest. In addition, a person should consider herself/himself the beneficial owner of securities held by her/his partner, spouse, minor children, a relative who shares her/his home, or other persons by reason of any contract, arrangement, understanding or relationship that provides her/him with sole or shared voting or investment power.

Compliance means the Chief Compliance Officer, or the person designated in the Investment Adviser’s code of ethics that is responsible for the review of their access persons personal security reporting and pre-clearance.

Control shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

Covered Security includes any Security except for:

i.	direct obligations of the Government of the United States;

ii.	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

iii.	shares issued by open-end investment companies other than Reportable Funds.

Immediate Family Member includes any child, stepchild, grandchild, parent, step-parent, grandparent, partner, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, or brother-in-law (including adoptive relationships).

Independent Trustee means a Trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a) (19) of the 1940 Act.

Investment Adviser refers to Morningstar Investment Management LLC (“MIM”) and each firm appointed by Morningstar Investment Management to manage all or some portion of a Fund’s assets (i.e., sub-advisers).

Portfolio Manager means an individual employed by MIM who is involved in making the purchase or sale decisions of securities for a Fund.

Reportable Fund includes any open-end investment company for which the Investment Adviser (or any company in a Control relationship with it) serves as investment adviser as defined in Section 2(a) (20) of the IC Act (which such definition includes the role of a sub-adviser).

Security (Securities) includes any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Securities Held or To Be Acquired or Sold by a Fund includes:

i.	Any Covered Security which, within the most recent 15 days has been identified as being or having been considered for purchase or sale by the Fund;

ii.	Any option to purchase or sell a Security; or

iii.	Any purchase or sale of a Security convertible into or exchangeable for a Security

Service Provider refers to Investment Adviser and principal underwriter of the Trust each of which have their own written Code of Ethics that, at a minimum, addresses the topics and requirements as described herein.

GENERAL PROHIBITIONS

The Trust’s Code prohibits fraudulent activities by Access Persons. Specifically, it is unlawful for any Access Person to:

v.	Employ any device, scheme or artifice to defraud the Trust;

vi.	Make any untrue statement of material fact to the Trust or omit to state a material fact necessary to make the statements made to the Trust, considering the circumstances under which they are made, not misleading;

vii.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Trust; or

viii.	To engage in any manipulative practice with respect to the Trust.

In addition, an Access Person:

i.	Is to obtain pre-approval from Compliance before directly or indirectly acquiring beneficial ownership in any securities in an IPO or Limited Offering;

ii.	May not trade ahead of a Fund (i.e., a practice known as frontrunning)

A Portfolio Manager may not purchase or sell, directly or indirectly, any Security in which she/he had (or by reason of such transaction acquires) any beneficial ownership at any time within 7 calendar days before or after the time that the same (or a related) Security is being purchased or sold by any Fund.

REPORTING REQUIREMENTS

Initial Holdings Report

Within ten (10) days of becoming an Access Person, such Access Person must report the following information (such information must be current as of no more than forty-five (45) days prior to becoming an Access Person) to the Chief Compliance Officer (or her/his designee):

i.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

ii.	Name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

iii.	The date the report was submitted by the Access Person.

In the event the Access Person has no Covered Security holdings as of the date the person became an Access Person, the report should be so noted and returned signed and dated.

Quarterly Transaction Report

With respect to any transaction during the calendar quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership, no later than thirty (30) days after the end of each calendar quarter, each Access Person, must report the following information to the Chief Compliance Officer (or her/his designee):

i.	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

ii.	The nature of the transaction (purchase, sale, or any other type of acquisition or disposition);

iii.	The price of the Covered Security at which the transaction was affected;

iv.	The name of the broker, dealer or bank with or through which the transaction was affected; and

v.	The date the report was submitted by the Access Person.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

i.	The name of the broker, dealer or bank with whom the Access Person established the account;

ii.	The date the account was established; and

iii.	The date that the report is submitted by the Access Person

In the event no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated.

Annual Holdings Report

Each year, Access Person must report the following information (such information must be current as of no more than forty-five (45) days from the date of submission) to the Chief Compliance Officer (or her/his designee):

i.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

ii.	Name of any broker, dealer or bank the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

iii.	The date the report was submitted.

In the event the Access Person has no holdings in a Covered Security, the report should be so noted and returned signed and dated.

Each Independent Trustee shall report to the Chief Compliance Officer the name of any publicly-owned company (or any company anticipating a public offering of its equity securities) and the total number of its shares beneficially owned by her or him if such total ownership is more than 1/2 of 1% of the company’s outstanding shares. Such report shall be made promptly after the date on which the Trustee’s ownership interest equaled or exceeded 1/2 of 1%.

EXCEPTIONS in REPORTING REQUIREMENTS

An Access Person need not make a report as described above with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

Independent Trustees who would be required to make a report solely by reason of being a Trust trustee, need not make:

i.	An initial holding report and an annual holding report as described above; and

ii.	A quarterly transaction report, unless the Independent Trustee knew or, in the ordinary course of fulfilling her or his official duties as a Trustee to the Trust, should have known that during the 15- day period immediately before or after the Trustee’s transaction in a Covered Security, the Fund(s) purchased or sold the Covered Security, or the Fund(s) or its Investment Adviser or Sub- Adviser considered purchasing or selling the Covered Security.

An Access Person to the Trust’s principal underwriter need not make a report to the principal underwriter if:

i.	The principal underwriter is not an affiliated person of the Trust or the Investment Adviser; and

ii.	The principal underwriter has no officer, director or general partner who serves as an officer, director or general partner of the Trust or the Investment Adviser.

An Access Person who would otherwise be required to report his or her transactions under this Code shall not be required to file reports as described above where such Access Person is required to file the same or substantially similar information pursuant to the code of ethics of her/his respective Service Provider.

An Access Person need not make a quarterly transaction report with respect to transactions effected pursuant to an Automatic Investment Plan.

RESTRICTIONS on IPOs and LIMITED OFFERINGS

Access Person must obtain approval from Compliance before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

INVESTMENT ADVISER’S AND PRINCIPAL UNDERWRITER’S CODE OF ETHICS

Each Investment Adviser and principal underwriter of the Trust will:

•	Submit to the Board of Trustees of the Trust a copy of its code of ethics adopted pursuant to Rule 17j-1;

•	Report to the Chief Compliance Officer in writing material change to its code of ethics no later than six months after adoption of the material change;

•	Promptly furnish to the Chief Compliance Officer upon request copies of any reports made pursuant its code of ethics by any person who is an Access Person as defined herein; and

•	Immediately furnish to the Chief Compliance Officer all material information regarding any violation of its code of ethics by any person who is an Access Person as defined herein.

ADMINISTRATION OF TRUST’S CODE OF ETHICS

The Chief Compliance Officer (or her/his designee) will institute procedures re reasonably necessary to prevent violations of the Trust’s Code.;

i.	no less frequently than annually furnish the Trust Board of Trustees a written report that:

a.	describes any issues arising under the Trust’s Code since the last report to the Board of Trustees including information about material violations of the Trust’s Code or Service Provider’s code of ethics and the sanctions imposed in response to the material violations; and

b.	certify that the Trust and each Service Provider has adopted procedures reasonably necessary to prevent Access Persons from violating the Trust’s Code.

i.	In fulfilling that, the Chief Compliance Officer (or her/his designee) will obtain quarterly certifications from each Service Provider.

SANCTIONS

Sanctions resulting from material violations of the Trust’s Code may include but are not limited to:

i.	a written reprimand in the Access Person’s employment file;

ii.	a suspension from employment; and/or

iii.	termination from employment.

The Board of Trustees may also impose sanctions as it deems appropriate, including sanctions against the Chief Compliance Officer for failure to taking adequate steps to verify Access Persons compliance with the Trust’s Code.

RECORDKEEPING REQUIREMENTS

The Trust or Service Provider’s will maintain the following books and records at its principal place of business and readily available and will make these records available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

•	A copy of the code of ethics that is in effect, or at any time within the past five years was in effect;

•	A record of any violation of its code of ethics, and of any action taken because of the violation for at least five years after the end of the fiscal year in which the violation occurs;

•	A copy of each report made by an Access Person in accordance with the Reporting Requirements noted above, including any information provided in lieu of the reports, for at least five years after the end of the fiscal year in which the report is made or the information is provided;

•	A record of all persons, currently or within the past five years, who are or were required to make reports under the Reporting Requirements section, or who are or were responsible for reviewing these reports; and

•	A copy of each report required under the Reporting Requirements for at least five years after the end of the fiscal year in which it is made.

The Trust or Service Provider must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under Restrictions on IPOs and Limited Offerings section for at least five years after the end of the fiscal year in which the approval is granted.

COMPLIANCE WITH OTHER SECURITIES LAWS

The Trust’s Code is not intended to cover all possible areas of potential liability under the Investment Company Act or under the federal securities laws in general. Access Persons covered by the Trust’s Code are advised to seek guidance from Compliance before engaging in any transactions involving Securities Held Or To Be Acquired or Sold by a Fund or if a transaction directly or indirectly involves themselves and the Trust other than the purchase or redemption of shares of a Fund or the performance of their normal business duties. In addition, the Securities Exchange Act of 1934 may impose fiduciary obligations and trading restrictions on access persons and others in certain situations. It is expected that Access Persons will be sensitive to these areas of potential conflict, even though the Trust’s Code does not address specifically these other areas of fiduciary responsibility.

Adopted: March 9, 2018